UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2019

UNITY BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38470	26-4726035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3280 Bayshore Blvd, Suite 100

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 416-1192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01  Entry into Material Definitive Agreement

On January 2, 2019, Unity Biotechnology, Inc. (“Unity” or the “Company”) entered into a license agreement with Ascentage Pharma Group Corp. Limited (“Ascentage Pharma”), based in Hong Kong, China, covering an Ascentage-controlled compound known as UBX1967 (the “UBX1967 License Agreement”).

The UBX1967 License Agreement is one of several related agreements between the Company and Ascentage which include (i) a compound library and option agreement, which includes a template form of license agreement (the “Library Agreement”), (ii) an initial license agreement covering a compound called APG1252, and (iii) a research services agreement (collectively, the “Ascentage Agreements”).   The Library Agreement gives Unity access to Ascentage’s existing collection of Bcl-2 inhibitor compounds, as well as any additional Bcl-2 inhibitor compounds developed during the term of the Library Agreement, in order to screen such compounds for senolytic activity.  The Library Agreement permits Unity to nominate up to 15 such compounds at any given time for further evaluation and to subsequently select up to five of such selected compounds for preclinical development and an additional five as back-up compounds. Prior to commencing IND-enabling toxicology studies on an Ascentage compound of interest, Unity must formally designate the compound as a development candidate under the Library Agreement and enter into a separate license agreement with Ascentage covering that compound on the terms set forth in the template form of license agreement.  In October 2016, Unity nominated UBX1967 as a compound of interest for further evaluation and, in December 2018, Unity nominated UBX1967 as a formal development candidate.

Under the terms of the UBX1967 License Agreement, which is based on the template license agreement attached to the Library Agreement, Ascentage has granted Unity exclusive development and commercialization rights and non-exclusive manufacturing rights to UBX1967 for all non-oncology indications outside of Greater China (China, Hong Kong, Macau and Taiwan).  Inside Greater China, the Company will be obligated to develop, manufacture and commercialize UBX1967 through a joint venture with Ascentage.  The UBX1967 License Agreement also grants Unity the right to continue its preclinical development efforts with another Ascentage-controlled Bcl-2 inhibitor compound that will serve as a back-up to UBX1967.  Under the terms of the Library Agreement, Unity will be obligated to issue 133,333 shares of common stock as an upfront license fee for the rights to UBX1967. Of such shares, 80% will be issued to Ascentage and 20% will be issued to the University of Michigan in satisfaction of Ascentage’s obligation to pay a related sublicense fee to the University of Michigan. The Company will also be obligated to make certain milestone payments to Ascentage and the University of Michigan in the form of shares of Unity common stock, subject to an aggregate equity cap of 1,333,338 shares for the equity payments due under all of the Ascentage Agreements.  The Company will additionally be obligated to make milestone payments to Ascentage in in the form of cash, not to exceed $38 million, upon the achievement of certain clinical and commercial milestones as well as low-single digit royalty payments on net sales of products containing UBX1967 (“Licensed Products”).  Unity’s royalty payment obligations will expire on a country-by-country basis and Licensed Product-by-Licensed Product basis upon the later to occur of (i) the expiration of the last valid claim of a licensed patent covering such Licensed Product in such country, (ii) the expiration of regulatory exclusivity for such Licensed Product in such country, and (iii) the tenth anniversary of the first commercial sale of such Licensed Product in any country. The Company have the right to credit certain royalty payments owed to third parties with respect to certain Licensed Products against its royalty obligation to Ascentage.  The 1967 License Agreement may be terminated by either party due to an uncured material breach of the agreement but the other party.

The foregoing are summaries of the material terms and conditions of the Library Agreement and the UBX1967 License Agreement. The foregoing summary of the material terms and conditions of the Library Agreement is qualified in its entirety by the actual Library Agreement, which was filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 5, 2018 and is incorporated by reference herein.  The foregoing summary of the material terms and conditions of the UBX1967 License Agreement is qualified in its entirety by the actual UBX1967 License Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2018 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY BIOTECHNOLOGY, INC.

Date: January 3, 2019	By:	/s/ Robert C. Goeltz II
Robert C. Goeltz II
Chief Financial Officer